Exhibit 99.1
Forest Hill Capital LLC
4400 Post Oak Parkway, Suite 2530
Houston, Texas 77027
November 14, 2007
James P. Wilson
Chairman of the Board and Chief Executive Officer
JK Acquisition Corp.
4400 Post Oak Parkway
Suite 2350
Houston, Texas 77027
Re:     Resignation from the Board of Directors
Dear Jim:
While I have enjoyed serving on the Board of Directors of JK Acquisition Corp. for the last two years, unfortunately I must resign, effective immediately, as a director due to the extensive time commitments associated with my other business ventures. I continue to fully support the acquisition of Multi-Shot, LLC. I do not have any disagreement with the management of JK Acquisition or Multi-Shot, LLC regarding the operations, policies or practices of JK Acquisition or Multi-Shot, LLC.
Best regards,

/s/ MICHAEL MCCONNELL

Michael McConnell